Exhibit 99.2
May 8, 2014

First Quarter 2014 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s first quarter 2014 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, May 8th, at 8:30 a.m. ET to discuss first quarter 2014 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 877.359.9508 or internationally 224.357.2393. The passcode is 31097165. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, an archived webcast will be available on the Company’s website for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the U.S. Securities and Exchange Commission on

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March 17, 2014. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted free cash flow, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
We experienced some positives in the first quarter. Revenues were ahead of our expectations and contracted backlog increased 15% year-over-year. While the contracted backlog improvement was encouraging, we are looking for a sustained improvement before we indicate that market conditions are starting to improve.

The pipeline of developing opportunities and recent Requests for Proposals (RFPs) is improving in some segments and overall proposal activity is healthy. While we maintained our focus on pipeline development, the conversion of awarded projects continues to be challenging. The weighted average conversion time of an awarded project to a signed contract for contracts signed in the first quarter increased to 15 months from 12 months in the fourth quarter of 2013. The average project size of $5 million, in line with the historical average, is up from $3 million in the fourth quarter of 2013. As experienced in previous quarters, larger projects have been more challenging to convert as is indicated by the increase in both the conversion time and average project size.

As you may know, a major ice storm impacted our Savannah River Site (SRS) biomass cogeneration facility during the first quarter, which had an adverse effect on earnings. However, we do have a valuable outcome from the storm to share. Working closely with our customer, local partners and the surrounding community, our SRS facility was able to utilize nearly 30,000 tons of storm damaged woody debris as renewable fuel for the facility. We prevented the debris from going into landfills.

We believe that first quarter results have positioned us well for the full year. We remain on track to deliver 2014 financial results within our guidance.

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Ameresco continues to expect to earn revenues in the range of $560 million to $600 million in 2014. However, we are updating our estimated tax rate for 2014 due to investment tax credits (ITCs) related to the renewable energy plants that have been or are expected to be placed into operation in 2014. As such, the Company now expects net income for 2014 to be in the range of $8 million to $14 million. In addition, we have updated the revenue assumptions for 2014 to reflect conversion of awarded projects to signed contracts. Our updated assumptions for 2014 guidance are as follows:

•	Project revenues from contracted backlog of approximately $265 million;

•	Project revenues from awarded projects and proposals in the range of $105 million to $130 million;

•	The remainder of revenues from all other service offerings;

•	Gross margin in the range of 18-20%; and

•	An effective income tax rate of 3%.

First Quarter Financial Performance
Certain prior period results in these prepared remarks have been revised as compared to previously reported results. See the section titled Reclassification of Consolidated Statement of Cash Flows below. In addition, we modified our segment reporting during the fourth quarter of 2013 to be more in line with how we manage our business. Our reported segments are as follows: U.S. Regions, U.S. Federal, Canada, Small-scale infrastructure, and All other & corporate activity.

Revenues for the first quarter of 2014 were $100.7 million, compared to $110.1 million in 2013, or a decrease of 9%. The year-over-year change in revenue was primarily due to an 18% decrease in project revenues.

Revenues from all other service offerings, which includes Small-Scale Infrastructure, integrated-PV, operations & maintenance (O&M), Enterprise Energy Management (EEM) and consulting services, increased 6% in the first quarter to $47.3 million. We continue to expect revenues from all other service offerings to increase 6% in 2014 using the mid-point of our guidance assumption for revenues from all other service offerings. Please see additional details about each offering below.

Small-Scale Infrastructure includes small-scale renewable energy plants that we have designed and developed for our own portfolio, which primarily consists of landfill gas-to-energy (LFG) facilities.

Revenue from Small-Scale Infrastructure increased by 8% year-over-year in the first quarter. Two renewable energy plants were placed into operation during the first quarter of 2014. We placed another plant into operation in April, and the final plant is expected to go into operation in the end of the second quarter of 2014. We continue to expect revenue for small-

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scale infrastructure to increase more than 20% in 2014 due to the four renewable energy plants that have been or are expected to be placed into operation.

Revenue from integrated-PV is included in our all other segment. Integrated-PV revenue increased by 16% year-over-year in the first quarter. The increase is primarily due to demand for off-grid solutions from corporate customers. We continue to expect integrated-PV revenues to increase approximately 10% in 2014.

Revenue from O&M includes operations and maintenance activities from the following segments: U.S. regions, U.S. federal, and Canada. O&M revenue decreased 5% year-over-year. Prior year revenue included non-recurring revenue associated with the replacement of certain equipment. Excluding the impact of the non-recurring revenue last year, the year-over-year change would have been flat. We continue to expect 2014 O&M revenue to be consistent with 2013.

Gross margin for the first quarter was 17.4%, compared to 19.5% a year ago. The drivers were weather related direct costs at the Savannah River Site, an additional charge for the final settlement of the customer warranty issue discussed last quarter and an unfavorable mix of lower margin projects. The additional direct costs related to the customer warranty and the Savannah River Site was approximately $1.25 million.

The first quarter 2014 operating loss was $6.8 million, compared to an operating loss of $2.1 million in 2013. The primary driver was lower gross profit. In addition, we invested more than $0.8 million in expanding and augmenting our service offerings, and incurred $0.7 million in severance charges.

First quarter 2014 adjusted EBITDA, a non-GAAP financial measure, was a loss of $0.9 million, compared to $4.3 million in 2013. EBITDA decreased for the same reasons that contributed to an increased operating loss.

The first quarter 2014 net loss was $8.3 million, compared to a net loss of $1.9 million in 2013. Other expenses, net of approximately $1.7 million in the first quarter 2014 consisted of approximately $1.2 million of interest expense, $0.2 million of non-cash deferred financing fees, and a $0.3 million foreign currency exchange loss.

First quarter 2014 net loss per basic and diluted share was $0.18, compared to a loss of $0.04 in 2013.

The first quarter effective tax rate for 2014 was 2.8%. We now expect the effective tax rate in 2014 to be 3%.

We generated $2.4 million in cash from operating activities during the first quarter. Adjusted free cash flow, a non-GAAP financial measure, was $5.6 million during the quarter, which

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reflects $3.5 million in proceeds from Federal Energy Savings Performance Contracts (ESPCs) projects during the first quarter.

We invested $8.3 million in renewable energy project assets during the first quarter that we will own and operate.

We ended the first quarter with a fully-contracted backlog of $395.1 million, which was an increase of 14.9% year-over-year. During the first quarter, we converted approximately $86.6 million of awards to signed contracts and project revenues from backlog was approximately $53.4 million.

Closing Remarks
We believe that we are well positioned to deliver 2014 financial results within our guidance.

Due to our solid commitment and strong belief in the industry’s potential, we have continued to invest in and refine our value proposition. We believe that comprehensive solutions, in-house technical expertise and financing structured around energy savings are the key differentiators for a successful value proposition.

As a result of our continued investment in refining our value proposition, we have been able to maintain the same percentage of revenue from public sector customers even though revenue from energy efficiency projects for these customers has decreased. For example, we have generated revenue from municipal customers for renewable energy onsite generation projects, such as solar, LFG and wastewater-to-energy. We also identified additional energy efficiency project opportunities for a long-term hospital customer after installing xChangePoint, one of our data-driven Software-as-a-Service (SaaS) solutions. These examples demonstrate that we have been able to leverage sales from our existing customer base.

We have also gained traction within our other service offerings. The percentage of revenues from other service offerings has increased from 18% in 2011 to 32% in 2013. In 2013, the revenue expansion of our other service offerings was primarily related to Small-Scale Infrastructure, integrated-PV and O&M.

We have also invested in our offerings for analytics and consulting. While analytics and consulting is small in comparison to some of our other offerings, we are positioning ourselves for future growth over the long-term. Our approach emphasizes the importance of subject matter expertise and relevant real-time data delivered through our SaaS platforms. These platforms, typically offered through multi-year contracts, help our customers understand and manage utility bills, energy procurement and energy usage while identifying opportunities for savings through energy efficiency projects that can meet required returns on invested capital and reduce operating costs. Today’s customers include Fortune 500 companies; Federal; and municipalities, universities, schools and hospitals (MUSH). As an example, some of our

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customers include Schwan Global Supply Chain, Inc., Marriott International, and AutoZone in the U.S.; CapGemini in the U.K.; and Allegheny Technologies in both the U.S. and U.K.

As for financing, the third component of our value proposition, we have a financing mechanism in place for energy efficiency projects in the public sector today. However, our financing solutions need to be further enhanced as we target additional vertical markets and non-traditional projects.

We believe that our value proposition addresses the needs of Commercial and Industrial (C&I) customers as well. We are strategically targeting and beginning to see some traction in our offerings. However, it will take time to expand these customer relationships in order to generate meaningful incremental project revenues. A noticeable change in diversifying our customer mix or the percentage of revenue from C&I customers is still a few years away.

We expect that continuing to refine our value proposition will enable us both to strengthen our relationships within our core vertical markets and to expand into additional vertical markets while increasing market share.

Ameresco provides far more services than a traditional energy services company (ESCO). Our goal is to become the trusted sustainability partner for our customers by creating and implementing customer-valued efficient energy solutions. We expect that achieving our goals will generate great value for our stakeholders in the process.

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Reclassification of Consolidated Statement of Cash Flows
Certain prior period cash flow information included in the accompanying tables has been revised from amounts previously reported to reflect a change in the manner that we present the amounts to be paid by various U.S. Federal government agencies for work performed and earned by us under specific energy savings performance contracts on the consolidated statements of cash flows.  We previously classified the advances from the investors in these projects as operating cash flows; however, we concluded during the fourth quarter of 2013 that these advances would be better classified as financing cash flows. The use of the cash received under these arrangements to pay project costs continues to be classified as operating cash flows.

The following is a summary of the impact of the change on the previously reported amounts in our consolidated statements of cash flows:

Reclassification of Consolidated Statement of Cash Flows
in thousands
Three Months Ended March 31, 2013
	As Reported	Adjustment	Revised
Cash flows from operating activities	$(25,703)	$(7,917)	$(33,620)
Cash flows from financing activities	(3,557)	7,917	4,360

Revenues by Product Line

Revenues by Product Line
in thousands
Three Months Ended March 31,
	2014	2013
Energy Efficiency	$64,750	$69,821
Renewable Energy	35,981	40,315

Revenues by Segment

Revenues by Segment (in thousands)
in thousands
Three Months Ended March 31,
	2014	2013
U.S. Regions	$41,006	$54,698
U.S. Federal	11,350	12,963
Canada	16,299	13,660
Small-Scale Infrastructure	11,149	10,344
All Other	20,927	18,471
Total Revenues	$100,731	$110,136

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GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
in thousands
Three Months Ended March 31,
	2014	2013
Operating income	$(6,785)	$(2,082)
Depreciation and amortization of intangible assets	5,149	5,698
Stock-based compensation	718	671
Adjusted EBITDA	$(918)	$4,287
Adjusted EBITDA margin	(0.9)%	3.9%

GAAP to Non-GAAP Reconciliation

Adjusted free cash flow:
in thousands
Three Months Ended March 31,
	2014	2013
Cash flows from operating activities	$2,352	$(33,620)
Less: purchases of property and equipment	(266)	(1,094)
Plus: proceeds from federal ESPC projects	3,522	6,555
Adjusted free cash flow	$5,608	$(28,159)

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the GAAP to non-GAAP Reconciliation in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

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Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and stock-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, goodwill impairment and stock-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Adjusted Free Cash Flow
We define adjusted free cash flow as cash flows from operating activities, less purchases of property and equipment, plus proceeds from Federal ESPC projects. Cash received in payment of Federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our Federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted free cash flow as a measure of operating performance because it captures all sources of cash associated with our revenue generated by operations.